STOCK EXCHANGE AGREEMENT


                                  BY AND AMONG


                          SPECIALTY CARE NETWORK, INC.


                                       AND


                             MICHAEL N. JOLLEY, M.D.
                             HARVEY E. SMIRES, M.D.
                              ROBERT N. DUNN, M.D.
                             JEFFREY S. ABRAMS, M.D.
                          RICHARD E. FLEMING, JR., M.D.
                            W. THOMAS GUTOWSKI, M.D.
                              STEVEN R. GECHA, M.D.
                         C. ALEXANDER MOSKWA, JR., M.D.
                              DAVID M. SMITH, M.D.


                                October 21, 1996

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

    1. Definitions.......................................................  1

    2.  Purchase and Sale of Princeton Shares............................  3
          (a)  Basic Transaction.........................................  3
          (b)  Purchase Price............................................  4
          (c)  The Closing...............................................  4
          (d)  Deliveries at the Closing.................................  4

    3.  Representations and Warranties Concerning the Transaction........  4
          (a)  Representations and Warranties of the Princeton
                 Stockholders ...........................................  4
          (b)  Representations and Warranties of SCN.....................  6

    4.  Representations and Warranties Concerning Princeton..............  7
          (a)  Organization, Qualification, and Corporate Power..........  7
          (b)  Capitalization............................................  7
          (c)  Noncontravention..........................................  8
          (d)  Subsidiaries and Investments..............................  8
          (e)  Financial Statement.......................................  8
          (f)  Undisclosed Liabilities...................................  8
          (g)  Brokers' Fees.............................................  9
          (h)  Material Contracts........................................  9
          (i)  Insurance; Malpractice.................................... 10
          (j)  No Changes Prior to Closing Date.......................... 10
          (k)  Title; Condition.......................................... 11
          (l)  Litigation................................................ 11
          (m)  Permits and Licenses...................................... 11
          (n)  Tax Matters............................................... 11
          (o)  Employee Benefit Plans.................................... 12
          (p)  Third-Party Relations..................................... 14
          (q)  Compliance with Applicable Laws........................... 14
          (r)  Employee Compensation..................................... 14
          (s)  Environmental Matters..................................... 14
          (t)  Healthcare Compliance..................................... 15
          (u)  Fraud and Abuse........................................... 15
          (v)  Practice Compliance....................................... 16
          (w)  Rates and Reimbursement Policies.......................... 16
          (x)  Accounts Receivable....................................... 16
          (y)  Guaranties................................................ 17
          (z)  Powers of Attorney........................................ 17
          (aa) Tangible Assets........................................... 17
          (ab) Full Disclosure........................................... 17

    5.  Covenants........................................................ 17
          (a)  General................................................... 17
          (b)  Notices and Consents...................................... 17

                                                                        Page
                                                                        ----

          (c)  Regulatory Matters and Approvals.......................... 17
          (d)  Operation of Business..................................... 18
          (e)  Full Access............................................... 19
          (f)  Notice of Developments.................................... 19
          (g)  Exclusivity............................................... 19
          (h)  Collection of Accounts Receivable......................... 19
          (i)  Payment of Expenses....................................... 20
          (j)  Completion of Schedules................................... 20

    6.  Conditions to Obligation to Close................................ 20
          (a)  Conditions to Obligation of SCN........................... 20
          (b)  Conditions to Obligation of the Princeton Stockholders.... 22

    7.  Items to be Delivered at or Prior to Closing..................... 24
          (a)  By the Princeton Stockholders or Princeton................ 24
          (b)  By SCN.................................................... 24

    8.  Indemnification.................................................. 24
          (a)  Indemnification by the Princeton Stockholders............. 25
          (b)  Notice to the Princeton Stockholders; Opportunity to
                 Defend ................................................. 25
          (c)  General Indemnification by SCN............................ 26
          (d)  Notice to SCN; Opportunity to Defend...................... 26
          (e)  Survival.................................................. 26
          (f)  Security for Indemnity.................................... 26

    9.  Termination...................................................... 27
          (a)  Termination of Agreement.................................. 27
          (b)  Effect of Termination..................................... 27

    10.  Miscellaneous................................................... 27
          (a)  No Third-Party Beneficiaries.............................. 28
          (b)  Entire Agreement.......................................... 28
          (c)  Succession and Assignment................................. 28
          (d)  Counterparts.............................................. 28
          (e)  Headings.................................................. 28
          (f)  Notices................................................... 28
          (g)  Governing Law............................................. 29
          (h)  Amendments and Waivers.................................... 29
          (i)  Severability.............................................. 29
          (j)  Expenses.................................................. 30
          (k)  Construction.............................................. 30
          (l)  Incorporation of Exhibits and Schedules................... 30

                            STOCK EXCHANGE AGREEMENT

      THIS STOCK EXCHANGE AGREEMENT entered into this the 21st day of October, 1996, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN"), and MICHAEL N. JOLLEY, M.D., HARVEY E. SMIRES, M.D., ROBERT N. DUNN, M.D., JEFFREY S. ABRAMS, M.D., RICHARD E. FLEMING, JR., M.D., W. THOMAS GUTOWSKI, M.D., STEVEN R. GECHA, M.D., C. ALEXANDER MOSKWA, JR., M.D. and DAVID M. SMITH, M.D.(collectively the "Princeton Stockholders"). SCN and the Princeton Stockholders are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

      WHEREAS, Princeton Orthopaedic Associates, P.A. ("Princeton") is a New Jersey corporation which owns the assets which are used by and/or result from the Princeton Stockholders' practice of medicine;

      WHEREAS, the Princeton Stockholders are medical doctors practicing medicine in the State of New Jersey;

      WHEREAS, this Agreement contemplates a tax-free exchange of Princeton Shares for SCN Shares in a reorganization pursuant to Code Section 368(a)(1)(B);

      WHEREAS, the Parties expect that the exchange contemplated by this Agreement will further certain of their business objectives; and

      WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Definitions.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Applicable Laws" has the meaning set forth in Section 4(q) below.

      "Closing" has the meaning set forth in Section 2(c) below.

      "Closing Date" has the meaning set forth in Section 2(c) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

      "ERISA" has the meaning set forth in Section 4(o) below.

      "Employee Benefit Plan" has the meaning set forth in Section 4(o) below.

      "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "Excluded Assets" has the meaning set forth in Section 6(a)(xv) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hazardous Materials" has the meaning set forth in Section 4(s) below.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PBGC" has the meaning set forth in Section 4(o) below.

      "Party" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).


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

      "Practice Assets" has the meaning set forth in Section 4(k) below.

      "Princeton" has the meaning set forth in the recitals of fact above.

      "Princeton Share" means any share of the common stock, no par value per share, of Princeton.

      "Princeton Stockholders" has the meaning set forth in the preface above.

      "Private Placement Memorandum" means the final Private Placement Memorandum of SCN relating to the offering of the SCN Shares under the Securities Act.

      "Purchase Price" has the meaning set forth in Section 2(b) below.

      "SCN" has the meaning set forth in the preface above.

      "SCN Share" means any share of the common stock, par value $.001 per share, of SCN.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      2. Purchase and Sale of Princeton Shares.

      (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, SCN agrees to purchase from each of the Princeton Stockholders, and each of the Princeton Stockholders agrees to sell to SCN, all of his Princeton Shares for the consideration specified below in this Section 2.


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

      (b) Purchase Price. SCN agrees to pay to Princeton Stockholders at the Closing seven million one hundred eighty thousand seven hundred fifty-eight ($7,180,758) (the "Purchase Price") by delivery of one million one hundred ninety-six thousand seven hundred ninety-three (1,196,793) SCN Shares in the aggregate. The Purchase Price shall be allocated among the Princeton Stockholders in proportion to their respective holdings of Princeton Shares as set forth in Section 3(a)(v) of the Disclosure Schedule.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Princeton Orthopaedic Associates, P.A., 325 Princeton Avenue, Princeton, New Jersey 08540, commencing at 9:00 a.m. local time on the 31st day of October, 1996, or such other date as SCN and the Princeton Stockholders may mutually determine (the "Closing Date").

      (d) Deliveries at the Closing. At the Closing, (i) the Princeton Stockholders will deliver to SCN the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) SCN will deliver to the Princeton Stockholders the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Princeton Stockholders will deliver to SCN stock certificates representing all of his or its Princeton Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) SCN will deliver to each of the Princeton Stockholders the consideration specified in Section 2(b) above.

      3. Representations and Warranties Concerning the Transaction.

      (a) Representations and Warranties of the Princeton Stockholders. Each of the Princeton Stockholders, severally and with respect to themselves only, represents and warrants to SCN that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)), except as set forth in the disclosure schedule (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and further in Section 4 and will be completed pursuant to Section 5(j).

            (i) Authorization of Transaction. Each Princeton Stockholder has the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Princeton Stockholder, enforceable against each Princeton Stockholder in accordance with its terms and conditions. Each Princeton Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Princeton Stockholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Princeton Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject.

            (iii) Brokers' Fees. No Princeton Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SCN could become liable or obligated.

            (iv) Investment. Each Princeton Stockholder (A) understands that SCN Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring SCN Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning SCN and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding SCN Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding SCN Shares.

            (v) Princeton Shares. Each Princeton Stockholder holds of record and owns beneficially the number of Princeton Shares set forth next to his name in Section 3(a)(v) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Princeton Stockholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the Princeton Stockholder to sell, transfer, or otherwise dispose of any capital stock of Princeton (other than this Agreement). No Princeton Stockholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Princeton.


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

      (b) Representations and Warranties of SCN. SCN represents and warrants to the Princeton Stockholders that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(b)).

            (i) Organization, Qualification, and Corporate Power. SCN is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. SCN is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by SCN makes such qualification necessary. SCN has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

            (ii) Capitalization. The entire authorized capital stock of SCN consists of fifty-two million (52,000,000) SCN Shares, of which one million two hundred sixty-five thousand (1,265,000) SCN Shares are issued and outstanding and zero (0) SCN Shares are held in treasury. All of the issued and outstanding SCN Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in the Private Placement Memorandum, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require SCN to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SCN.

            (iii) Authorization of Transaction. SCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to issue the SCN Shares and otherwise to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SCN, enforceable in accordance with its terms and conditions.

            (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, professional regulatory organization or court to which SCN is subject, or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the charter or bylaws of SCN or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SCN is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, SCN does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (v) Brokers' Fees. SCN has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Princeton Stockholder could become liable or obligated.

            (vi) Investment. SCN is acquiring Princeton Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (vii) Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

      4. Representations and Warranties Concerning Princeton. The Princeton Stockholders represent and warrant to SCN that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule.

      (a) Organization, Qualification, and Corporate Power. Princeton is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New Jersey. Princeton is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by Princeton makes such qualification necessary. Princeton has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

      (b) Capitalization. The entire authorized capital stock of Princeton consists of two thousand five hundred (2,500) Princeton Shares, of which one thousand one hundred (1,100) Princeton Shares are issued and outstanding and zero (0) Princeton Shares are held in treasury. All of the issued and outstanding Princeton Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require

Princeton to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Princeton.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, professional regulatory organization or court to which Princeton is subject or any provision of the charter or bylaws of Princeton or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Princeton is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Princeton is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (d) Subsidiaries and Investments. Princeton does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture, or other entity.

      (e) Financial Statement. Princeton has furnished SCN with audited balance sheets dated December 31, 1994 and 1995, and audited income statements for the twelve (12) month periods ending December 31, 1995, 1994 and 1993. Such financial statements, including the notes thereto, except as indicated therein, were prepared on a basis consistent with past accounting practices of Princeton and fairly presents the results of operations for the periods noted therein. The balance sheets of Princeton delivered by Princeton to SCN fairly present the financial condition of Princeton at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of Princeton, fixed or contingent, as of the date thereof.

      (f) Undisclosed Liabilities. Princeton has no uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 1995 and (ii) liabilities which have arisen after December 31, 1995 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).


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

      (g) Brokers' Fees. Princeton does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (h) Material Contracts. Section 4(h) of the Disclosure Schedule lists the following contracts and other material agreements to which Princeton is a party:

            (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

            (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

            (iii)  any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which Princeton has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of Princeton's current or former directors, officers, and employees;

            (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

            (viii) any agreement pursuant to which Princeton has advanced or loaned any amount to any of its directors, officers, and employees;

            (ix) any agreement pursuant to which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Princeton; or

            (x) any other agreement (or group of related agreements) outside the ordinary course of Princeton's business or operations the performance of which involves consideration in excess of $15,000.

Princeton has delivered or given SCN access to a correct and complete copy of each written agreement listed in Section 4(h) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(h) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in Section 4(h) of the Disclosure Schedule, no notice of this Agreement or consent of any third party is required in order to execute and deliver this Agreement or to consummate the transaction contemplated hereby, and, after Closing, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms; (C) to the Princeton Stockholders' Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (i) Insurance; Malpractice. Section 4(i) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Section 4(i) of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Princeton Stockholders, Princeton and Princeton's professional employees and all predecessor policies in effect since February 1, 1990. Except as set forth on Section 4(i) of the Disclosure Schedule (a) neither Princeton, the Princeton Stockholders, nor any of Princeton's professional employees have, in the last seven (7) years, filed a written application for any insurance coverage relating to Princeton's business or property which has been denied by an insurance agency or carrier and (b) Princeton, Princeton's professional employees and the Princeton Stockholders have been continuously insured for professional malpractice claims during the same period. Section 4(i) of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by Princeton, Princeton's professional employees or the Princeton Stockholders during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. None of Princeton, Princeton's professional employees nor the Princeton Stockholders is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

      (j) No Changes Prior to Closing Date. Except as set forth in Section 4(j) of the Disclosure Schedule, during the period from December 31, 1995 through the date hereof, Princeton has not (i) incurred any liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary

Course of Business, or (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to Princeton, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, (v) cancelled or waived any claims or rights of substantial value,
(vi) made any change in any method of accounting, (vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the Ordinary Course of Business, (viii) agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

      (k) Title; Condition. Section 4(k) of the Disclosure Schedule contains a complete, true and correct list of those assets which are material to the business or operations of Princeton (the "Practice Assets"). Princeton has good and marketable title to, or leasehold interests in, all of the Practice Assets. Except as disclosed on Section 4(k) of the Disclosure Schedule, none of the Practice Assets is subject to a contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character. Upon completion of the Closing, Princeton shall own or lease the Practice Assets free and clear of all liens and encumbrances except as disclosed in Section 4(k) of the Disclosure Schedule.

      (l) Litigation. Except as set forth in Section 4(l) of the Disclosure Schedule, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or, to the knowledge of the Princeton Stockholders, threatened against, or affecting Princeton or any of the Practice Assets, or any physician or other health care professional engaged or employed by Princeton, and to the best of the Princeton Stockholders' Knowledge there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(l) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects of the business assets to be operated by Princeton after the Closing.

      (m) Permits and Licenses. Princeton and all physicians and other health care professionals engaged or employed by Princeton have all permits and licenses required by all Applicable Laws; have made all regulatory filings necessary for the conduct of Princeton's business; and are not in violation of any of said permitting or licensing requirements.

      (n) Tax Matters. Except as set forth in Section 4(n) of the Disclosure Schedule, Princeton has filed or caused to be filed all federal, state and local tax returns which are required to have been filed by Princeton, including all income, excise, franchise, property and payroll tax returns, and Princeton has paid or established an adequate accrual reserve for all taxes accrued through the Closing Date and has otherwise complied with all federal, state, local and other tax laws applicable to Princeton.

      (o) Employee Benefit Plans.

            (i) List of Plans. Section 4(o) of the Disclosure Schedule contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Princeton (including all employers (whether or not incorporated) which by reason of common control are treated together with Princeton and/or the Princeton Stockholders as a single employer within the meaning of Section 414 of the
      Code) since September 2, 1974.

            (ii) Status of Plans. Princeton has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code,or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. Princeton has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of Princeton or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under
      Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of Princeton to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against Princeton by the PBGC. Princeton has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of Princeton.

            (iii) Contributions. Full payment has been made of all amounts which Princeton is required, under Applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Princeton is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. Princeton has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

            (iv) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of the Princeton Stockholders, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

            (v) Transactions. Princeton has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

            (vi) Other Plans. Princeton presently does not maintain any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Section 4(o) of the Disclosure Schedule.

            (vii) Documents. The Princeton Stockholders have delivered or caused to be delivered to SCN true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and
      (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

      (p) Third-Party Relations. Princeton has not received any notice that any material patient, supplier, employee or associated physician intends to cease doing business with Princeton.

      (q) Compliance with Applicable Laws. Except as set forth in Section 4(q) of the Disclosure Schedule, to the Princeton Stockholders' Knowledge, Princeton has operated in compliance with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). No item disclosed in Section 4(q) of the Disclosure Schedule has a material effect on the operations of Princeton. To the Princeton Stockholders' Knowledge, neither Princeton nor any physician associated with or employed by Princeton has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency.

      (r) Employee Compensation. Princeton has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all physician employees are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of Princeton's physician employees.

      (s) Environmental Matters.

            (i) Except as set forth in Section 4(s) of the Disclosure Schedule, Princeton is in material compliance with all applicable Environmental Laws.

            (ii) Princeton has not authorized or conducted nor does Princeton have Knowledge of the disposal or release, or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting any property owned or leased by Princeton.

            (iii) Princeton has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws. Section 4(s) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environmental Law.

            (iv) Except as disclosed in Section 4(s) of the Disclosure Schedule, Princeton has not received any written or oral notice from any governmental agency or entity or any other Person and there is no pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by Princeton or, with respect to the Practice Assets or any property owned or leased by Princeton (b) alleges that Princeton is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., or any analogous state law, (c) has resulted or could result in the attachment of an environmental lien on any of the Practice Assets or property owned or leased by Princeton, or (d) alleges that Princeton is liable for any contamination of the environment, contamination of any property owned or leased by Princeton, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

      (t) Healthcare Compliance. Princeton is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements if any, discussed in Section 4(h) of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. Princeton is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. Princeton, its Stockholders, and its physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

      (u) Fraud and Abuse. To the Princeton Stockholders' Knowledge, Princeton, the Princeton Stockholders and persons and entities providing professional services for Princeton have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following:
(a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

      (v) Practice Compliance. Princeton is duly licensed as a medical practice and is lawfully operated in accordance with the requirements of all Applicable Law and has all necessary authorizations for use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to Princeton issued by any governmental authority or third-party payor requiring conformity or compliance with any Applicable Law or condition for participation of such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, Princeton has not received notice nor do the Princeton stockholders have Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the Ordinary Course of Business.

      (w) Rates and Reimbursement Policies. The jurisdiction in which Princeton is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by Princeton. Princeton does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. The Princeton Stockholders do not have Knowledge of any Applicable Law which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which Princeton is located, which could have a material adverse effect on Princeton or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at Princeton or require Princeton to obtain any necessary authorization which Princeton does not currently possess.

      (x) Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of Princeton, as being due to Princeton, at the Closing Date have arisen in the Ordinary Course of

Business; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since December 31, 1995 in the amount of accounts receivable or other debts due Princeton, the allowances with respect thereto, or accounts payable of Princeton from that reflected in the balance sheet previously delivered by Princeton to SCN.

      (y) Guaranties. Princeton is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

      (z) Powers of Attorney. There are no outstanding powers of attorney executed by Princeton, except as may be contained in financing documents or security agreements listed in Section 4(h) of the Disclosure Schedule.

      (aa) Tangible Assets. Princeton owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. To the Knowledge of the Princeton Stockholders, each tangible asset, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear).

      (ab) Full Disclosure. No representation or warranty made by Princeton in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

      5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

      (a) General. Each of the Parties will use its and his best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below)to be satisfied by him or it. This paragraph shall not be construed to obligate any of the Parties to waive any condition precedent to his or its obligations to perform hereunder.

      (b) Notices and Consents. The Princeton Stockholders will cause Princeton to give any notices to third parties, and will use their best efforts to obtain any third party consents, that SCN reasonably may request in connection with the matters referred to in Section 4(c) above.

      (c) Regulatory Matters and Approvals. Each of the parties to this Agreement will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

            (i) Securities Act, Securities Exchange Act, and State Securities Laws. SCN will prepare and, if necessary, file with the U.S. Securities Exchange Commission all necessary documents relating to the offering and issuance of the SCN Shares. SCN will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the SCN Shares.

            (ii) Tax Reporting. The transaction shall constitute a reorganization under Code Section 368(a)(1)(B). Each of the parties agrees to report this transaction for financial and income tax purposes in accordance with the foregoing.

      (d) Operation of Business. From the date of this Agreement through the Closing Date, the Princeton Stockholders will not cause or allow Princeton to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

            (i) Except as required under Section 6(a)(xiv), Princeton will not authorize or effect any change in its charter or bylaws;

            (ii) Princeton will not grant any options, warrants, or other rights to purchase or obtain any of its common stock or issue, sell, or otherwise dispose of any of its common stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

            (iii) Except as described in Section 6(a)(xiii), Princeton will not declare, set aside, or pay any dividend or distribution with respect to its common stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its common stock in either case outside the Ordinary Course of Business without the consent of SCN, which consent shall not be unreasonably withheld;

            (iv) Princeton will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations outside the Ordinary Course of Business;

            (v) Princeton will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

            (vi) Princeton will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

            (vii) Princeton will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

            (viii) Princeton will not commit to any of the foregoing.

      (e) Full Access. Upon three (3) days prior notice, the Princeton Stockholders will cause Princeton to permit representatives of SCN to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Princeton during normal business hours. SCN will treat and hold as such any confidential information it receives from Princeton in the course of the reviews contemplated by this
Section 5(e), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Princeton all tangible embodiments (and all copies) thereof which are in its possession.

      (f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. Until the earlier of the Closing Date or December 31, 1996, the Princeton Stockholders will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the common stock or assets of Princeton (including any acquisition structured as a merger, consolidation, or share exchange). The Princeton Stockholders shall notify SCN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h) Collection of Accounts Receivable. The Princeton Stockholders agree to cooperate with SCN in the collection of accounts receivable owned by Princeton as of the Closing Date. SCN, at its option, shall have the right to require the collection of said accounts receivable through a lockbox or bank account sweep arrangement. In connection therewith, the Princeton Stockholders agree to execute the necessary documents and follow the necessary procedures as described in the Service Agreement between the parties which is attached hereto as Exhibit 7(a)(ii) to accommodate the collection of the accounts receivable in such manner.

      (i) Payment of Expenses. On or before the Closing Date, Princeton shall have paid or discharged any and all liabilities or charges for costs or fees owed as a result of the transaction contemplated by this Agreement.

      (j) Completion of Schedules. The parties hereto acknowledge that this Agreement is being executed and delivered before the Disclosure Schedule has been completed and attached hereto. SCN therefore agrees that the Princeton Stockholders may complete the Disclosure Schedule and that said Disclosure Schedule may be attached hereto after the execution and delivery of this Agreement; provided, however, that the Disclosure Schedule shall be in form, substance and content acceptable to SCN in its sole discretion and shall be completed and delivered to SCN by the Princeton Stockholders on or prior to October 25, 1996. SCN shall have the right to terminate this Agreement at any time on or prior to October 29, 1996, in its sole discretion, based upon its review of the Disclosure Schedule furnished by the Princeton Stockholders and the documents, events, facts or other circumstances referred to herein.

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of SCN. The obligation of SCN to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The Princeton Stockholders shall have received a copy of the Private Placement Memorandum;

            (ii) Princeton shall have procured all of the third party consents specified in Section 5(b) above;

            (iii) The representations and warranties set forth in Sections 3 and 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (iv) The Princeton Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (v) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the rights of SCN to operate Princeton after the Closing Date;

            (vi) The Princeton Stockholders shall have delivered to SCN a certificate to the effect that each of the conditions specified above in
      Section 6(a)(i)-(v) is satisfied in all respects;

            (vii) SCN shall have received from counsel to Princeton an opinion in form and substance as set forth in Exhibit 6(a)(vii) attached hereto, addressed to SCN, and dated as of the Closing Date and such other opinions as may be required by SCN necessary to close its financing with NationsBank of Tennessee, N.A.;


            (viii) SCN shall have received from the Princeton Stockholders subscription documents in form and substance as set forth in Exhibit 6(a)(viii) attached hereto;

            (ix) SCN shall have received the resignations, effective as of the Closing, of each director and officer of Princeton other than those whom SCN shall have specified in writing at least five (5) business days prior to the Closing;

            (x) All actions to be taken by the Princeton Stockholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to SCN;

            (xi) SCN shall have closed its financing with NationsBank of Tennessee, N.A. on terms and conditions that are satisfactory to SCN;

            (xii) the issuance of the SCN Shares to the Princeton Stockholders will not violate federal securities laws or the securities laws of any state of the United States;

            (xiii) SCN and Princeton shall have all licenses and permits necessary to operate their respective businesses;

            (xiv) All physicians and employees of Princeton must be covered by medical malpractice insurance and, to the extent applicable, medical malpractice tail insurance to cover prior occurrences;

            (xv) Princeton shall have distributed to the Princeton Stockholders all of the assets listed on Exhibit 6(a)(xv), which constitute the entirety of the assets owned by Princeton not being acquired by SCN (the "Excluded Assets"). Additionally, on or before the Closing Date, Princeton shall have paid or discharged all liabilities or charges for costs or fees owed as a result of the transactions contemplated by this Agreement. With respect to Employee Benefit Plans, all Plans shall be transferred to a new entity controlled by the Princeton Stockholders, and the instrument of transfer shall provide that the new entity assumes all of the liabilities of the Plans, including, but not limited to any current or future funding liabilities;

            (xvi) The Princeton Stockholders shall have caused the payoff of all indebtedness owed to banks or other financial institutions or lenders or the assumption thereof by any new entity organized by the Princeton Shareholders;

            (xvii) The Princeton Stockholders shall have caused the conversion of Princeton to a New Jersey business corporation;

            (xviii) The Princeton Stockholders shall either (A) have substituted Princeton as the plan sponsor on any Princeton Employee Benefit Plans, or
      (B) have terminated any Princeton Employee Benefit Plans;

            (xix) Princeton shall have established an adequate accrual reserve for payment of the taxes accrued with respect to the taxable periods or portion thereof ended as of the Closing Date;

            (xx) On or before the Closing Date, the transactions contemplated by
      (i) that certain Merger Agreement between SCN and Reconstructive Orthopaedic Associates, Inc. dated October 21, 1996 and (ii) that certain Merger Agreement between SCN and Vero Orthopaedics, P.A. dated October 21, 1996 shall have been consummated; and

            (xxi) On or before the Closing Date, Princeton Stockholders will satisfy any and all liabilities to employees of Princeton for accrued vacation time in excess of one week.

SCN may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Princeton Stockholders. The obligation of the Princeton Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) This Agreement shall have received the requisite SCN Board of Directors' approval;

            (ii) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (iii) SCN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

            (v) SCN shall have delivered to the Princeton Stockholders a certificate to the effect that each of the conditions specified above in
      Section 6(b)(i)-(iv) is satisfied in all respects;

            (vi) The Princeton Stockholders shall have received from counsel to SCN an opinion in form and substance as set forth in Exhibit 6(b)(vi) attached hereto, addressed to the Princeton Stockholders, and dated as of the Closing Date; and

            (vii) SCN shall have made all filings required under applicable federal securities laws and the securities laws of any state of the United States, and SCN shall have provided the Private Placement Memorandum to the Princeton Stockholders;

            (viii) Upon review of the Private Placement Memorandum, the Princeton Stockholders shall have elected to close the transaction by delivery to SCN of completed subscription documents in from and substance as set forth in Exhibit 6(a)(viii);

            (ix) All actions to be taken by SCN in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Princeton Stockholders;

            (x) There shall have been no changes in the Applicable Laws affecting SCN's proposed operations as described in the Private Placement Memorandum;

            (xi) On or before the Closing Date, the transactions contemplated by
      (i) that certain Merger Agreement between SCN and Reconstructive
      Orthopaedic

      Associates, Inc. dated October 21, 1996 and (ii) that certain Merger Agreement between SCN and Vero Orthopaedics, P.A. dated October 21, 1996 shall have been consummated; and

            (xii) On or before the Closing Date, all leases to which Princeton is a party shall be reviewed and revised to take into consideration additional costs related to debt service obligations incurred by the Lessor as a result of this Agreement.

The Princeton Stockholders may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

      7. Items to be Delivered at or Prior to Closing.

      (a) By the Princeton Stockholders or Princeton. The Princeton Stockholders shall execute and deliver to SCN or shall cause Princeton to execute and deliver to SCN, as the case may be, prior to or at the Closing:

            (i) Stock certificates representing ownership of all shares of Princeton duly endorsed to SCN;

            (ii) A Service Agreement in substantially the form attached hereto as Exhibit 7(a)(ii);

            (iii) A Specialty Care Network, Inc. Stockholder's Agreement;

            (iv) The Certificate required by Section 6(a)(vi);

            (v) An opinion from the Princeton Stockholders' counsel in substantially the form attached hereto as Exhibit 6(a)(vii);

            (vi) Completed Subscription Documents in substantially the form attached hereto as Exhibit 6(a)(viii); and

            (vii) Such other instruments as may be reasonably requested by SCN in order to effect to or carry out the intent of this Agreement.

      (b) By SCN. SCN shall deliver to the Princeton Stockholders at or prior to the Closing:

            (i) Stock certificates representing the SCN Shares being issued to each of the Princeton Stockholders;

            (ii) An opinion from SCN's counsel in substantially the form attached hereto as Exhibit 6(b)(vi);

            (iii) The Certificate required by Section 6(b)(v);

            (iv) A Specialty Care Network, Inc. Stockholder's Agreement;

            (v) The Private Placement Memorandum;

            (vi) Subleases between Princeton and the new entity to be organized by the Princeton Stockholders for use of the facilities and equipment currently occupied and used by Princeton;

            (vii) Such other instruments as may be reasonably requested by the Princeton Stockholders in order to effect or carry out the intent of this Agreement; and

            (viii) A license agreement pursuant to which SCN will grant the Princeton Stockholders a royalty-free and perpetual license to use the name "Princeton Orthopaedics Associates" and all other trade names, trademarks and service marks owned by Princeton in substantially the form attached hereto as Exhibit 7(b)(vi).

      8.  Indemnification.

      (a) Indemnification by the Princeton Stockholders. The Princeton Stockholders agree to and shall jointly and severally defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of the Princeton Stockholders set forth in this Agreement. The Princeton Stockholders shall not be liable to SCN for any claims against the Princeton Stockholders under this
Section 8(a) unless and until the aggregate of all claims against the Princeton Stockholders exceeds the sum of $25,000.00, whereupon SCN shall be entitled to recover the full amount of all claims, including the initial $25,000.00. Notwithstanding the foregoing provisions, the obligations of any Princeton Stockholder executing this Agreement to indemnify SCN shall not exceed the value of the portion of the Purchase Price delivered to such Princeton Stockholder at the Closing.

      (b) Notice to the Princeton Stockholders; Opportunity to Defend. SCN agrees to give prompt notice to the Princeton Stockholders of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 8(a). The Princeton Stockholders may participate in and at their election, or at the request of SCN, assume the defense of any such suit, action or proceeding at the Princeton Stockholders's expense. The Princeton Stockholders shall not be liable under Section 8(a) for any settlement effected without their consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 8(a) which consent shall not be unreasonably withheld.

      (c) General Indemnification by SCN. SCN agrees to and shall defend, indemnify and hold harmless the Princeton Stockholders, their heirs and assigns against any and all losses, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) resulting from the breach, untruth or inaccuracy of any representation, warranty or covenant of SCN set forth in this Agreement. SCN shall not be liable to the Princeton Stockholders for any claims against SCN under this Section 8(c) unless and until the aggregate of all claims against SCN exceeds the sum of $25,000.00, whereupon the Princeton Stockholders shall be entitled to recover the full amount of all claims, including the initial $25,000.00.

      (d) Notice to SCN; Opportunity to Defend. The Princeton Stockholders agree to give prompt notice to SCN of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8(c). SCN may participate in and at its election, or at the request of the Princeton Stockholders, assume the defense of any such suit, action or proceeding at SCN's expense. SCN shall not be liable under Section 8(c) for any settlement affected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

      (e) Survival. The representations and warranties of the Princeton Stockholders and SCN contained in this Agreement and the indemnifications contained herein shall survive the Closing. No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after two (2) years following the Closing Date. Any matter to which indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated; and all terms, conditions and stipulations of this Agreement shall likewise continue to apply.

      (f) Security for Indemnity. The Princeton Stockholders hereby agree that in the event (i) any final judgement is rendered in favor of SCN, (ii) SCN is entitled to indemnification pursuant to the provisions of this Agreement and
(iii) the Princeton Stockholders do not pay SCN the amount due hereunder, then SCN shall have the right to redeem any SCN Share currently owned by the Princeton Stockholders pursuant to the terms of the Stockholder's Agreement.

      9. Termination.

      (a) Termination of Agreement. Either of the Parties may terminate this Agreement as provided below:

            (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

            (ii) SCN may terminate this Agreement by giving written notice to the Princeton Stockholders at any time prior to the Closing Date (A) in the event the Princeton Stockholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCN has notified the Princeton Stockholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SCN breaching any representation, warranty, or covenant contained in this Agreement) or (C) in accordance with Section 5(j);

            (iii) The Princeton Stockholders may terminate this Agreement by giving written notice to SCN at any time prior to the Closing Date (A) in the event SCN has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Princeton Stockholders have notified SCN of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Princeton Stockholders breaching any representation, warranty, or covenant contained in this Agreement);

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close and such failure is not the fault of SCN, then the Princeton Stockholders agree to reimburse SCN for seventy-five percent of SCN's out of pocket expenses, including but not limited to professional fees, related to the proposed transaction; provided, however, the Princeton Stockholders' obligation to reimburse SCN shall not exceed fifty-six thousand two hundred fifty dollars ($56,250).

      10. Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Princeton:                     Copy to:

Princeton Orthopaedic Associates,    Victor S. Elgort, Esq.
P.A.                                 Norris, McLaughlin & Marcus
325 Princeton Avenue                 P.O. Box 1018
Princeton, New Jersey  08540         721 Route 202-206
Attention: David M. Smith, M.D.      Somerville, New Jersey 08876-1018
Facsimile: (609) 924-8532            Facsimile: (908) 722-0755

If to SCN:                           Copy to:

Kerry R. Hicks, President            David T. Popwell, Esq.
Specialty Care Network, Inc.         Baker, Donelson, Bearman &
44 Union Boulevard, Suite 600        Caldwell
Lakewood, Colorado  80228            165 Madison Ave, Suite 2100
Facsimile: (303) 716-1298            Memphis, Tennessee 38103
                                     Facsimile: (901) 577-2303


Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (h) Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Expenses. Each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

      (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                         SPECIALTY CARE NETWORK, INC.

                                         By:
                                         Title:

                                         _______________________________________
                                         MICHAEL N. JOLLEY, M.D.

                                         _______________________________________
                                         HARVEY E. SMIRES, M.D.

                                         _______________________________________
                                         ROBERT N. DUNN, M.D.

                                         _______________________________________
                                         JEFFREY S. ABRAMS, M.D.

                                         _______________________________________
                                         RICHARD E. FLEMING, JR., M.D.

                                         _______________________________________
                                         W. THOMAS GUTOWSKI, M.D.

                                         _______________________________________
                                         STEVEN R. GECHA, M.D.

                                         _______________________________________
                                         C. ALEXANDER MOSKWA, JR., M.D.

                                         _______________________________________
                                         DAVID M. SMITH, M.D.

                                EXHIBIT 6(a)(vii)

                            Princeton Opinion Letter

                                  See Attached.


                                   6(a)(vii)-1

                               EXHIBIT 6(a)(viii)

                             Subscription Documents

                                  See Attached.


                                  6(a)(viii)-1

                                EXHIBIT 6(a)(xv)

                                 Excluded Assets

"Excluded Assets" shall mean (i) employment or noncompete agreements between Princeton, the Princeton Stockholders, and those licensed medical individuals under contract with Princeton to provide professional services to patients of Princeton, and claims arising thereunder; (ii) all patient medical records and patient lists; (iii) all insurance policies of Princeton and claims arising thereunder and all prepaid expenses on malpractice insurance premiums; (iv) the inventories, cash and accounts receivable disposed of, cancelled, expended or collected, as the case may be, by Princeton after the date hereof and prior to the Closing in the Ordinary Course of Business and consistent with past practice; (v) all accounts receivable representing amounts due for the use of the facility (but excluding professional fees), along with all associated supplies and equipment, relating to the ambulatory surgery center located at 727 State Road, Princeton Township, New Jersey; (vi) personal property of individual physicians which is not included on the financial statements of Princeton; (vii) Princeton's Employee Benefit Plans and all liabilities related thereto; (viii) Princeton's cash (other than any cash reserved for the payment of any accrued liabilities) on hand as of the Closing Date, (ix) Princeton's third party provider agreements; and (x) all drugs owned by Princeton.


                                   6(a)(xv)-1

                                EXHIBIT 6(b)(vi)

                               SCN Opinion Letter

                                  See Attached.


                                   6(b)(vi)-1

                                EXHIBIT 7(a)(ii)

                                Service Agreement

                                  See Attached.


                                   7(a)(ii)-1